Exhibit 99.1

Y-mAbs Announces Pipeline Update

New York, NY, December 14, 2022 (GLOBE NEWSWIRE) – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB) a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer, today announced that a clinical update for naxitamab and the Company’s SADA technology programs will be presented at the Company’s R&D event, which will take place today at 9 a.m. Eastern Time.

Investors, analysts, members of the media and the public may access the event via a live webcast. The presentation materials can be found on the Company’s website under the Presentations tab under the heading For Investors.

The Y-mAbs research and development day will feature presentations from Thomas Gad, founder, President and Interim-CEO, Vignesh Rajah, MBBS, DCH, MRCP(UK), MBA, (SVP, Chief Medical Officer at Y-mAbs), and Steen Lisby, M.D., DMSc, (SVP, Chief Scientific Officer at Y-mAbs).

SADA Technology

Dr. Lisby will discuss the Company’s SADA Technology, including announcement of the Company’s first proprietary hematological SADA construct, CD38-SADA against Non-Hodgkin’s Lymphoma (“NHL”), and an update on GD2-SADA, which is being studied in an ongoing Phase 1 clinical trial in adults with small-cell lung cancer, sarcoma, and malignant melanoma.

DANYELZA® (naxitamab-gqgk)

Dr. Rajah, will present an update on DANYELZA® (naxitamab-gqgk), including potential label expansion into osteosarcoma, and a planned multicenter Phase 2 trial in patients with newly diagnosed high-risk neuroblastoma.

“We are excited to share these new updates on both our naxitamab program and the SADA Technology. We believe that the prospects for the SADA Technology, which combines antibodies and radioactive payloads, are highly encouraging and could potentially revolutionize cancer treatments known today. We believe a CD38-SADA construct will have high potential,” said Thomas Gad, founder, President and Interim CEO. “We are redoubling our efforts and refining our focus on DANYELZA® and are pleased to be working towards advancing the program with a potential label expansion into osteosarcoma, and a planned multicenter Phase 2 trial in patients with newly diagnosed high-risk neuroblastoma.”

Researchers at Memorial Sloan Kettering Cancer Center (“MSK”) developed DANYELZA®, which is exclusively licensed by MSK to Y-mAbs. MSK has institutional financial interests related to the compound and Y-mAbs.

About DANYELZA® (naxitamab-gqgk)

DANYELZA® (naxitamab-gqgk) is indicated, in combination with granulocyte-macrophage colony-stimulating factor (“GM-CSF”), for the treatment of pediatric patients 1 year of age and older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated a partial response, minor response, or stable disease to prior therapy. This indication was approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefits in a confirmatory trial. DANYELZA® includes a Boxed Warning for serious infusion-related reactions, such as cardiac arrest and anaphylaxis, and neurotoxicity, such as severe neuropathic pain and transverse myelitis. See full Prescribing Information for complete Boxed Warning and other important safety information.

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic cancer products. In addition to conventional antibodies, the Company’s technologies include bispecific antibodies generated using the Y-BiClone platform and the SADA platform. The Company’s broad and advanced product pipeline includes one FDA-approved product, DANYELZA® (naxitamab-gqgk), which targets tumors that express GD2, and one product candidate at the registration-stage, OMBLASTYS® (omburtamab), which targets tumors that express B7-H3.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the potential of the Company’s products and product candidates, including DANYELZA® and the SADA Technology, including SADA constructs, and the potential benefits thereof; the Company’s business plans and prospects; collaborations or strategic partnerships and the potential benefits thereof; the Company’s business model and development, commercialization and product distribution plans; current and future clinical and pre-clinical studies and our research and development programs; potential for DANYELZA territory and label expansion, and advancement of SADA; and other statements that are not historical facts. Words such as ‘‘anticipate,’’ ‘‘believe,’’ “contemplate,” ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘should,’’ ‘‘target,’’ “will”, ‘‘would’’ “goal,” “aim,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: risks associated with our financial condition and need for additional capital; risks associated with our development work; cost and success of our product development activities and clinical trials; the risks of delay in the timing of our regulatory submissions or failure to receive approval of our drug candidates; the risks related to commercializing any approved pharmaceutical product, including the rate and degree of market acceptance of our product candidates; development of our sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for our products; the risks related to our dependence on third parties, including for conduct of clinical testing and product manufacture; our inability to enter into partnerships; the risks related to government regulation; risks related to market approval; risks associated with protection of our intellectual property rights; risks related to employee matters and managing growth; risks related to our common stock; risks associated with the COVID-19 pandemic; risks associated with the conflict between Russia and Ukraine and sanctions related thereto, macroeconomic conditions, including inflation and uncertain global credit and capital markets; and other risks and uncertainties affecting the Company including those described in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) and in our other SEC filings, including our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2022, June 30, 2022, and September 30, 2022 as well as in our other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by law.

DANYELZA®, OMBLASTYS® and Y-mAbs® are registered trademarks of Y-mAbs Therapeutics, Inc.

Contact:

Y-mAbs Therapeutics, Inc. 230 Park Avenue, Suite 3350 New York, NY 10169 USA +1 646 885 8505 E-mail: info@ymabs.com